Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GENEDX HOLDINGS CORP.

    GeneDx Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The Corporation’s Third Amended and Restated Certificate of Incorporation (as amended to the date hereof, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on July 22, 2021, under the name Sema4 Holdings Corp.
2.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation.
3.Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and the Corporation’s stockholders have duly approved this Certificate of Amendment.
4.Section 1 of Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of such section:
“Effective at 12:01 a.m. Eastern Daylight Time on May 4, 2023 (the “Effective Time”), each thirty-three (33) shares of Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.”
5.The foregoing terms and provisions of this Certificate of Amendment shall be effective as of the Effective Time.

6.Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 28th day of April, 2023, and the foregoing facts stated herein are true and correct.
GENEDX HOLDINGS CORP.

By:    /s/ Katherine Stueland
Name:    Katherine Stueland
Title:    Chief Executive Officer